Exhibit 99.1
Ambac to Transfer Listing to NYSE
New York, NY, January 22, 2020 (GLOBE NEWSWIRE) -- Ambac Financial Group, Inc. (Nasdaq: AMBC) ("Ambac"), a financial services holding company whose subsidiary includes Ambac Assurance Corporation ("AAC"), a run-off financial guaranty insurance company that guarantees public finance and structured finance obligations, today announced that it is transferring the listing of its common stock and warrants to the New York Stock Exchange ("NYSE") from the NASDAQ Global Select Market ("NASDAQ").  Ambac’s common stock and warrants will begin trading on the NYSE on February 3, 2020 under its current ticker symbol of “AMBC”.  Ambac will continue to trade its common stock and warrants on NASDAQ until the close of the market on January 31, 2020.
"We are pleased to return our stock listing to the New York Stock Exchange where Ambac was previously listed from 1991 to 2010 and we are excited to join the collection of preeminent companies listed on the NYSE as we continue to focus on generating long-term value for our stockholders," said  Claude LeBlanc, Ambac President and Chief Executive Officer.
"We are excited to welcome Ambac as it transfers its listing back to the NYSE, rejoining our unmatched network of listed companies. Early in my career as an NYSE floor specialist I oversaw trading in Ambac, so it will be a particular pleasure to see its shares begin to trade here again,” said Stacey Cunningham, President of the NYSE.
About Ambac
Ambac Financial Group, Inc. (“Ambac” or “AFG”), headquartered in New York City, is a financial services holding company whose subsidiaries include Ambac Assurance Corporation, a guarantor of public finance and structured finance obligations in run-off. Ambac’s common stock trades on the NASDAQ Global Select Market under the symbol “AMBC”. The Amended and Restated Certificate of Incorporation of Ambac contains substantial restrictions on the ability to transfer Ambac’s common stock. Subject to limited exceptions, any attempted transfer of common stock shall be prohibited and void to the extent that, as a result of such transfer (or any series of transfers of which such transfer is a part), any person or group of persons shall become a holder of 5% or more of Ambac’s common stock or a holder of 5% or more of Ambac’s common stock increases its ownership interest. Ambac is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, we use our website to convey information about our businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates to the status of certain residential mortgage backed securities litigations. For more information, please go to www.ambac.com.

Contact
Lisa A. Kampf
Managing Director, Investor Relations
(212) 208-3177
lkampf@ambac.com

Source: Ambac Financial Group, Inc.
##